As filed with the Securities and Exchange Commission
                  on December 20, 2002, Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                West Marine, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                                  77-035-5502
(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)                 Identification No.)

     500 Westridge Drive                          95076-4100
     Watsonville, California                      (Zip Code)
(Address of Principal Executive Offices)



                                WEST MARINE, INC.
                          OMNIBUS EQUITY INCENTIVE PLAN
                              (Full title of plan)

                          DOW, LOHNES & ALBERTSON, PLLC
                                     Counsel
                         1200 New Hampshire Avenue, N.W.
                                    Suite 800
                             Washington, D.C. 20036
                     (Name and Address of agent for service)
                     Telephone number of agent for service:
                                 (202) 776-2000

                                                    CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
 Title Of Security      Amount Being         Proposed Maximum         Proposed Maximum       Amount Of Registration
Being Registered       Registered(1)         Offering Price Per       Aggregate Offering    Fee(3)
                                             Share(2)                 Price(2)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

Common Stock, $0.001   6,350,000                  $14.33                $35,825,000                  $3,296
Par Value
---------------------------------------------------------------------------------------------------------------------

(1) Of the amount being registered, 3,750,000 shares were previously registered on Forms S-8 filed on December 15, 1993 (File No. 33-72956) and on April 18, 1996 (File No. 333-3728), and 100,000 shares were previously registered on Form S-8 filed on April 29,2002 (File No. 333-87124) (collectively, the "Previous Forms S-8"). Contemporaneously with this Registration Statement, West Marine, Inc. ("West Marine") filed Post-Effective Amendments to the Previous Forms S-8 deregistering the combined 3,850,000 shares. West Marine intends that these shares be registered and issuable under the new West Marine, Inc. Omnibus Equity Incentive Plan. Additionally, pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this registration statement covers an indeterminate number of additional shares which may be offered and issued in accordance with the Plan terms to prevent dilution from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and lows sales prices of shares of common stock, par value $.001 of West Marine as reported on the Nasdaq. The proposed maximum aggregate offering price relates solely to 2,500,000 shares of the total 6,350,000 shares of West Marine's common stock being registered by this Registration Statement. See
Note (1).

(3) The registration fee of $3,296.00 relates solely to 2,500,000 shares of the total 6,350,000 shares of West Marine's common stock being registered by this Registration Statement. The registration fee of $24,742.20 attributable to the remaining 3,850,000 shares has already been paid by West Marine upon its filing of the Previous Forms S-8. See Note (1).

                      STATEMENT UNDER GENERAL INSTRUCTION E
                      REGISTRATION OF ADDITIONAL SECURITIES

         Pursuant to General Instruction E to Form S-8, this Registration Statement is filed by West Marine to register 6,350,000 shares of West Marine's common stock, which includes 3,850,000 shares originally registered on the Previous Forms S-8, (plus an indeterminate number of shares pursuant to Rule 416(a) of the Securities Act) issuable pursuant to the West Marine, Inc. Omnibus Equity Incentive Plan. Pursuant to General Instruction E, and unless otherwise noted herein, this Registration Statement incorporates by reference the contents of the Previous Forms S-8, including all exhibits thereto and all periodic reports that the West Marine filed after the Previous Forms S-8, or will file after this Registration Statement, to maintain current information about West Marine.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 8.  Exhibits

Exhibit Number      Description of Exhibit
5                   Opinion of Dow, Lohnes & Albertson, PLLC
15                  Accountants' Awareness Letter
23.1                Consent of Independent Auditors'
23.2                Consent of Dow, Lohnes & Albertson, PLLC
                    (contained in their opinion in Exhibit 5)
99.1                West Marine, Inc. Omnibus Equity Incentive Plan,
                    as amended through March 2002 (incorporated by reference to Appendix III of the Registrant's Proxy
                    Statement, filed on April 3, 2002 (Commission File
                    No. 000-22512

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, West Marine certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Watsonville, State of California on this 29 day of October, 2002.

                                       WEST MARINE, INC.


                                       By:/s/ John Edmondson
                                          -------------------
                                              John Edmondson
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

Signature                                          Capacity                          Date
---------                                          --------                          ----
/s/ John Edmondson
____________________________________           President, Chief Executive       October 29, 2002
 John Edmondson                                 Officer and Director

/s/ Richard E. Everett
 ____________________________________           Chief Operating Officer          October 29, 2002
 Richard E. Everett                             and Director

/s/ Russell Solt
 ____________________________________           Executive Vice President and     October 29, 2002
 Russell Solt                                   Chief Financial Officer
                                                (Principal Financial Officer)
/s/ Eric Nelson
 ____________________________________           Vice President, Finance and      October 29, 2002
 Eric Nelson                                    Chief Accounting Officer
                                                (Principal Accounting Officer)
/s/ Randolph K. Repass
 ____________________________________           Director                         October 29, 2002
 Randolph K. Repass

/s/Geoffery A. Eisenberg
 ____________________________________           Director                         October 29, 2002
 Geoffrey A. Eisenberg

/s/ David McComas
 ____________________________________           Director                         October 29, 2002
 David McComas

/s/ Peter Roy
 ____________________________________           Director                         October 29, 2002
 Peter Roy

/s/ Daniel J. Sweeney
 ____________________________________           Director                         October 29, 2002
 Daniel J. Sweeney

/s/ William U. Westerfield
 ____________________________________           Director                         October 29, 2002
 William U. Westerfield


                                                                      Exhibit 5

             [Dow, Lohnes & Albertson, PLLC Letterhead Appears Here]
                               December 20, 2002



West Marine, Inc.
500 Westridge Drive
Watsonville, California  95076-4100

         Re:      Registration Statement on Form S-8

Gentlemen:
                  We have acted as special counsel for West Marine, Inc., a Delaware corporation ("West Marine"), in connection with the preparation of this Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, pertaining to 6,350,000 shares of Common Stock, $0.001 par value per share (the "Shares"), being issued by West Marine pursuant to the West Marine, Inc. Omnibus Equity Incentive Plan (the "Plan").
At your request, we are providing this opinion to you for filing as Exhibit 5 to the Registration Statement.

                  In preparing this opinion we have examined (a) the Registration Statement; (b) West Marine's Certificate of Incorporation and Bylaws; (c) the Plan; and (d) certain records of West Marine's corporate proceedings as reflected in its minute and stock books.

                  As to matters of fact relevant to our opinion, we have relied upon oral representations of officers and other representatives of West Marine without further investigation. In our examination of the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as certified or photostatic copies or forms, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and (ii) that the foregoing documents, in the forms thereof submitted for our review, have not been altered, amended or repealed in any respect material to our opinion as stated herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements, representations and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

                  We are members of the Bar of the District of Columbia and do not purport to be experts on, or generally familiar with, or certified to express legal conclusions based upon, the laws of any other jurisdiction, other than the Delaware General Corporation Law and the laws of the United States to the extent applicable hereto. Accordingly, as to matters of law set forth below, our opinion is limited to matters of law under the laws of the District of Columbia, the laws of the United States to the extent applicable hereto and the Delaware General Corporation Law. We express no opinion as to conflicts of law rules or the laws of any states or jurisdictions, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body, other than as specified above.

                  Based upon and subject to the foregoing, subject to the other qualifications stated herein and assuming that (i) the Registration Statement will have become effective and comply with all applicable laws, and (ii) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that the Shares, when and to the extent issued and paid for pursuant to the provisions of the Plan, will be validly issued, fully paid and non-assessable.

                  We assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and shall not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to or relied upon by any governmental agency or other person or other entity, without the prior written consent of this firm. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to West Marine or the Shares.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Commission thereunder.

                                       Very truly yours,

                                       DOW, LOHNES & ALBERTSON, PLLC


                                       By: /s/ Johnathan B. Hill
                                         -------------------------
                                              Johnathan B. Hill, Member

                                                                      Exhibit 15

December 20, 2002

West Marine, Inc.
500 Westridge Drive
Watsonville, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of West Marine, Inc. and subsidiaries for the 13- and 39- week periods ended September 28, 2002 and September 29, 2001, as indicated in our report dated October 16, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 28, 2002 is being used in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
--------------------------
  Deloitte & Touche LLP

San Francisco, California

                                                                   Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of
West Marine, Inc. on Form   S-8 of our report dated March 4, 2002, appearing in
the Annual Report on Form 10-K of West Marine, Inc. for the year ended December 29, 2001.



/s/ Deloitte & Touche LLP
____________________________
Deloitte & Touche LLP
San Francisco, California
December 20, 2002